SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                           INFORMATION TO BE INCLUDED
                         IN STATEMENTS FILED PURSUANT TO
                      RULES 13D-1(b) AND (c) AND AMENDMENTS
                         THERETO FILED PURSUANT TO 13d-2

                          (AMENDMENT NO. ___________)*

                          CORSAIR COMMUNICATIONS, INC.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  220 406 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          ----------------------------

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                               Page 1 of 14 Pages

CUSIP NO. 220 406 102             13G           PAGE   2   OF        14    PAGES


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Sevin Rosen Fund IV L.P.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]


--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                1,428,230
      SHARES
   BENEFICIALLY      -----------------------------------------------------------
     OWNED BY        6        SHARED VOTING POWER
       EACH                   3,334
     REPORTING      ------------------------------------------------------------
    PERSON WITH      7        SOLE DISPOSITIVE POWER
                              1,428,230
                    ------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              3,334
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,431,564
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.5%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 14 Pages

CUSIP NO. 220 406 102        13G          PAGE      3      OF      14      PAGES


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           SRB Associates IV L.P.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                1,428,230
      SHARES
   BENEFICIALLY      -----------------------------------------------------------
     OWNED BY        6        SHARED VOTING POWER
       EACH
     REPORTING                3,334
    PERSON WITH      -----------------------------------------------------------
                     7        SOLE DISPOSITIVE POWER
                              1,428,230
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              3,334
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,431,564
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.5%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 14 Pages

CUSIP NO. 220 406 102       13G          PAGE      4      OF      14      PAGES


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Jon W. Bayless
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
 NUMBER OF                     500
  SHARES             -----------------------------------------------------------
BENEFICIALLY         6        SHARED VOTING POWER
 OWNED BY                      1,431,564
   EACH              -----------------------------------------------------------
 REPORTING           7        SOLE DISPOSITIVE POWER
PERSON WITH                    500
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,431,564
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,432,064
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                             |_|
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.5%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 14 Pages

CUSIP NO. 220 406 102          13G        PAGE      5      OF      14      PAGES


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Stephen M. Dow
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [   ]
                                                                  (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                7,500
      SHARES         -----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,431,564
       EACH          -----------------------------------------------------------
     REPORTING       7        SOLE DISPOSITIVE POWER
    PERSON WITH               7,500
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,431,564

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,439,064
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                              |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.5%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 14 Pages

CUSIP NO. 220 406 102        13G          PAGE      6      OF      14      PAGES


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           John V. Jaggers
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER
     NUMBER OF                0
      SHARES         -----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,431,564
       EACH          -----------------------------------------------------------
     REPORTING       7        SOLE DISPOSITIVE POWER
    PERSON WITH               0
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,431,564
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,431,564
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                         |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.5%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 14 Pages

CUSIP NO. 220 406 102       13G          PAGE      7      OF      14      PAGES


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Charles H. Phipps
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER
     NUMBER OF                0
      SHARES         -----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,431,564
       EACH          -----------------------------------------------------------
     REPORTING       7        SOLE DISPOSITIVE POWER
    PERSON WITH               0
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,431,564
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,431,564
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.5%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 14 Pages

CUSIP NO. 220 406 102      13G          PAGE      8      OF      14      PAGES


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Sevin Rosen Bayless Management Company
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER
     NUMBER OF                3,334
      SHARES         -----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 1,428,230
       EACH          -----------------------------------------------------------
     REPORTING       7        SOLE DISPOSITIVE POWER
    PERSON WITH               3,334
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,428,230
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,431,564
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.5%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 14 Pages

Item 1.
                  (A)  NAME OF ISSUER.

                  Corsair Communications, Inc., a Delaware corporation (the "Issuer").

                  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The Issuer's principal executive offices are located at 3408 Hillview Avenue, Palo Alto, California 94394

ITEM 2.
                  (A) NAMES OF PERSONS FILING.

                  This statement is filed by the following persons: (i) Sevin Rosen Fund IV L.P. ("SR IV"); (ii) SRB Associates IV L.P. ("SRB IV");
(iii) Jon W.  Bayless  ("Bayless");  (iv)  Stephen M. Dow  ("Dow");  (v) John V.
Jaggers ("Jaggers"); (vi) Charles H. Phipps ("Phipps") and (vii) Sevin Rosen Bayless Management Company ("Management Company").

                   SRB IV is the general partner of SR IV. Bayless, Dow, Jaggers and Phipps are the general partners of SRB IV and are directors, officers and indirect stockholders of Management Company.

                  (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE.

                  The principal business office of each of SR IV, SRB IV, Bayless, Jaggers, Phipps and Management Company is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240. The principal business office of Dow is 550 Lytton Avenue, Suite 200, Palo Alto, California 94301.


                               Page 9 of 14 Pages

                  (C)  CITIZENSHIP.

                  SR IV and SRB IV are each Delaware limited partnerships. Bayless, Dow, Jaggers and Phipps are each U.S. citizens. Management Company is a Texas corporation.

                  (D) TITLE OF CLASS OF SECURITIES.

                  This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

                  (E)  CUSIP NUMBER.

                  220 406 10 2

ITEM 3.
                  This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.           OWNERSHIP.

                  (A)  AMOUNT BENEFICIALLY OWNED.

                           (i)      Each  SR  IV, SRB  IV,  Jaggers,  Phipps and
                                    Management    Company    beneficially   owns
                                    1,431,564 shares of Common Stock.

                           (ii) Bayless beneficially owns 1,432,064 shares of Common Stock.

                           (iii) Dow beneficially owns 1,439,064 shares of Common Stock.

                  (B)  PERCENT OF CLASS.1

                           (i)      SR  IV,  SRB   IV,   Jaggers,   Phipps   and
                                    Management Company -- 10.5%.

                           (ii)     Bayless -- 10.5%.
--------------
1 According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.


                               Page 10 of 14 Pages

                           (iii)    Dow -- 10.5%.

                  (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                           (i)(a) Each of SR IV and SRB IV has sole power to vote or dispose or to direct the vote or disposition of 1,428,230 shares of Common Stock.

                              (b) Each of SR IV and SRB IV has shared power to vote or dispose or to direct the vote or disposition of 3,334 shares of Common Stock.

                           (ii) Each of Jaggers and Phipps has shared power to vote or dispose or to direct the vote or disposition of 1,431,564 shares of Common Stock.

                           (iii)(a) Bayless has sole power to vote or dispose or
                                    to direct the vote or disposition of 500 shares of Common Stock.

                                (b) Bayless has shared  power to vote or dispose
                                    or to direct the vote or dispose or direct the vote or disposition of 1,431,564 shares of Common Stock.

                           (iv)(a) Dow has sole power to vote or dispose or to direct the vote or disposition of 7,500 shares of Common Stock.

                               (b)  Dow has  shared  power to vote or dispose or
                                    to  direct  the  vote  or   disposition   of
                                    1,431,564 shares of Common Stock.

                           (v)(a) Management Company has sole power to vote or dispose or to direct the vote or disposition of 3,334 shares of Common Stock.


                               Page 11 of 14 Pages

                              (b) Management Company has shared power to vote or dispose or to direct the vote or disposition of 1,431,564 shares of Common Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.



                               Page 12 of 14 Pages

                        SIGNATURES/SIGNED IN COUNTERPART

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                      SEVIN ROSEN FUND IV L.P.

                                      By: SRB Associates IV L.P.,
                                             General Partner


Dated:  February 13, 1998              By:/s/ John Jaggers
                                          --------------------------------------
                                          John V. Jaggers, a General Partner


                                        SRB ASSOCIATES IV L.P.



Dated:  February 13, 1998               By:/s/ John Jaggers
                                           -------------------------------------
                                           John V. Jaggers, a General Partner




                                          /s/ Jon W. Bayless
                                        ----------------------------------------
Dated:  February 13, 1998                 Jon W. Bayless



                                           /s/ John Jaggers, Attorney-in-fact
                                        ----------------------------------------
Dated:  February 13, 1998                  Stephen M. Dow



                                            /s/ John Jaggers
                                        ----------------------------------------
Dated:  February 13, 1998                   John V. Jaggers



                                            /s/ John Jaggers, Attorney-in-fact
                                        ----------------------------------------
Dated:  February 13, 1998                   Charles H. Phipps

                                        SEVIN ROSEN BAYLESS MANAGEMENT
                                          COMPANY



Dated:  February 13, 1998                By: /s/ John Jaggers
                                            -----------------------------------
                                             Title: Vice President


                               Page 13 of 14 Pages

                                  EXHIBIT INDEX
                  EXHIBIT

1.                Joint Filing Agreement.



                               Page 14 of 14 Pages